Exhibit 99.1

NUTRISYSTEM, INC. REPORTS

RESULTS FOR THE THIRD QUARTER

Horsham, PA – October 29, 2003—NutriSystem, Inc. (OTCBB:THIN – news) today reported a net loss for the third quarter ended September 30, 2003 of $225,000 ($(.01) per diluted share), as compared to net income of $365,000 ($0.01 per diluted share) for the quarter ended September 30, 2002. Revenues for the third quarter of 2003 were $4,866,000, down 11% from $5,458,000 recorded in the same period of 2002. For the first nine months of 2003, NutriSystem generated net income of $2,524,000, ($0.09 per diluted share), which includes a $2,038,000 income tax benefit for the period, as compared to net income of $3,446,000 ($0.13 per diluted share) for the first nine months of 2002, which reflects a $149,000 income tax expense. Revenues for the first nine months of 2003 were $18,377,000, down 22% from the $23,459,000 in revenues generated in the first nine months of 2002.

NutriSystem ended the third quarter with cash and cash equivalents of $7,164,000. The Company generated cash from operations in the first nine months of 2003 of $2,173,000 and raised $2,300,000 in a private placement in September 2003.

“Compared to 2002, third quarter revenues for our direct to consumer and QVC businesses were off 4% and 23%, respectively,” reported James D. Brown, Chief Financial Officer. “In the second and third quarter we have progressively reduced the shortfall from prior year’s sales for both channels. In addition, the bulk of our media spending in this quarter occurred in the final three weeks of September, which has boosted sales thus far in October.”

“In the third quarter, NutriSystem reached a preliminary settlement in its legal action with six franchisees,” continued Mr. Brown. “Net settlement costs, which had not been previously accrued for, resulted in a $176,000 charge in the quarter. After the settlement, NutriSystem will have three remaining franchisees.”

“I am pleased with the progress made toward the launch of our new weight loss program later this year,” said Michael J. Hagan, Chief Executive Officer. “NutriSystem made substantial investments in time and funds in the third quarter in new program development, and spending in this area will accelerate between now and year end. Fortunately, funds generated from operations and our private placement in September put us in a very strong position to make selective investments to drive customer growth.”

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers an at-home weight loss program based on portion-controlled prepared meals, reduced calorie weight loss plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS SUMMARY

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
REVENUES	$4,866	$5,458	$18,377	$23,459

COSTS AND EXPENSES:
Cost of revenues	2,682	3,061	10,370	13,242
Advertising and marketing	781	184	2,036	1,087
General and administrative	1,601	1,674	4,914	5,248
New program development	124	—	128	—
Warehouse closing costs	—	—	198	—
Depreciation and amortization	47	82	177	255

Total costs and expenses	5,235	5,001	17,823	19,832

Operating income (loss)	(369)	457	554	3,627
EQUITY IN LOSSES OF AFFILIATE	(19)	(61)	(110)	(61)
INTEREST INCOME, net	12	13	42	29

Income (loss) before income taxes	(376)	409	486	3,595
INCOME TAX PROVISION (BENEFIT)	(151)	44	(2,038)	149

Net income (loss)	$(225)	$365	$2,524	$3,446

BASIC INCOME (LOSS) PER SHARE	$(0.01)	$0.01	$0.10	$0.13

DILUTED INCOME (LOSS) PER SHARE	$(0.01)	$0.01	$0.09	$0.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,051	26,297	26,148	26,561
Diluted	26,051	26,845	27,000	27,151